Exhibit 10.1

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (“Agreement”) is entered into as of April 2, 2024 (“Execution Date”), by and between The Greenbrier Companies, Inc. (the “Company”) and Adrian J. Downes (“Downes”).

RECITAL

The Company has determined to terminate, without cause, the employment of Downes as Senior Vice President, Chief Financial Officer (Principal Financial Officer) with the Company, and the Company and Downes desire to enter into this Agreement setting forth the terms and conditions relating to Downes’ transition from such role to a consultant to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Downes agree as follows:

ARTICLE 1

Employment and Transition
1.1
Employment Status. Downes will continue to serve as Senior Vice President, Chief Financial Officer (Principal Financial Officer) until a transition date to be communicated in writing to Downes by the Company’s Chief Executive Officer (“Transition Date”). On the Transition Date, Downes’ position as Senior Vice President, Chief Financial Officer (Principal Financial Officer) of the Company, as well as Downes’ other roles as an officer, manager, director and any other role or position of the Company or any of its subsidiaries (including joint ventures), will terminate, except as set forth in Article 2 of this Agreement. The period beginning on the Execution Date and ending at 5 p.m. Pacific Time on the Transition Date, will be referred to in this Agreement as the “Employment Term.”
1.2
Position; Duties. During the Employment Term, Downes shall continue to have the title of Senior Vice President, Chief Financial Officer (Principal Financial Officer) and shall serve as the Company’s Principal Financial Officer with the duties, responsibilities and authority consistent with those Downes had immediately prior to the Execution Date (except as may be revised by the Chief Executive Officer).
ARTICLE 2

Consulting Engagement
2.1
Consulting Status. Upon cessation of the Employment Term, Downes’ status shall be a Consultant and Downes will be treated as an employee to the extent provided in this Agreement.
2.2
Consulting Term. Downes’ consulting term under this Agreement will commence immediately following the expiration of the Employment Term and will continue until March 31, 2025 or such earlier or later time provided in the following sentence (the “Consulting Term”). Notwithstanding any provision of this Agreement to the contrary, the Consulting Term may be terminated at any time by mutual agreement of Downes and the Company, by the Company for Cause or by Downes’ death or may be extended at any time by mutual agreement of Downes and the Company. “Cause” means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s Chief Human Resources Officer or other person performing that function.
2.3
Consulting Duties. During the Consulting Term, Downes will be available at reasonable times and in a reasonable manner for up to 80 hours per calendar month to assist with the orderly transfer of his responsibilities as the Company may direct, including without limitation, assisting in the transition of duties to a new Chief Financial Officer and providing information. Downes will act in the best interest of the Company at all times and will abide by all policies and decisions made by the Company, as well as all applicable foreign, federal, state and local laws, regulations and ordinances.
ARTICLE 3

Payments by the Company
3.1
In consideration for (i) Downes’ execution, without revocation, and compliance with this Agreement, including the release of claims below, (ii) Downes’ execution of the release of claims against the Company and its affiliates as of such date presented by the Company in substantially the form attached as Exhibit A to this Agreement (“Release”) no earlier than the day following the Transition Date, and (iii) Downes’ not revoking the Release prior to the eighth day following such execution:

(a) Base salary at a rate in effect on the Execution Date for the period from the Execution Date through March 31, 2025;

(b) Continued participation in the Company’s annual performance-based cash bonus plan for fiscal year 2024 on the same terms as immediately prior to the Transition Date; and

(c) One executive physical at Mayo clinic, per Company policy, provided such physical is scheduled and completed prior to March 31, 2025.

3.2
In consideration for Downes’ providing the services set forth in this Agreement, so long as the Agreement has not been terminated in accordance with its terms, Downes will be provided continued vesting during the Employment Term and Consulting Term of time and performance-based Restricted Stock Units (“RSUs”) in accordance with the terms and conditions of the applicable RSU Agreements. Except as explicitly set forth in the preceding sentence, all outstanding RSUs awarded to Downes that have not vested as of the end of the Consulting Term shall be forfeited and terminated upon the end of the Consulting Term. Downes shall not be granted any RSUs or other equity awards from the Company during the Consulting Term.
ARTICLE 4

Other Terms
4.1
Office/Equipment Support. During the Employment Term, the Company shall provide reasonable access to the Company’s offices and administrative support to Downes as reasonably necessary for Downes to perform services for the Company. During the Employment Term, this support includes providing Downes with a mobile telephone, laptop, and email access. On the Transition Date, Company credit card access shall end. During the Consulting Term, the Company shall provide access to information technology, communication and hardware as the Company deems reasonably necessary for Downes to perform services for the Company.
4.2
Paid Time Off. During the Employment Term, Downes shall be entitled to PTO in accordance with the Company’s guidelines currently applicable to him.
4.3
401(k). During the Employment Term, Downes is entitled to participate in the Company’s 401(k) program in the same manner as all other employees.
4.4
Health and Other Benefits. During the Employment Term and Consulting Term, Downes will be eligible to participate in, subject to continued payroll deduction of Downes’ portion of such premiums and applicable Internal Revenue Code requirements, health, dental and vision insurance benefits. The Company reserves the right to change or eliminate its medical benefits applicable to employees and to Downes on a prospective basis. During the Consulting Term, Downes shall not participate in any benefit programs other than as set forth in this Agreement but shall be able to elect to transfer the executive life insurance policy pursuant to its terms.
4.5
Non-Qualified Deferred Compensation Plan. Downes’ Separation from Service under the Company’s Nonqualified Deferred Compensation Plan is intended to be determined in accordance with the terms of the Company’s Nonqualified Deferred Compensation Plan and Section 409A of the Internal Revenue Code of 1986, as amended (“IRC §409A). The Company will not provide any Supplemental Retirement Program Contribution under the Company’s Nonqualified Deferred Compensation Plan on or after the Transition Date or with respect to any compensation after December 31, 2023. The Company and Downes anticipate that the level of services Downes will perform during the Consulting Term will at all times be more than 20% of his services prior to the termination of the Employment Term (for this purpose, “service” refers to the average level of bona fide services performed by Downes over the 36-month period immediately preceding the termination of the Employment Term).
4.6
IRS Section 409A. The parties intend that all compensation and benefits provided for under this Agreement shall either be exempt from IRC §409A, or shall be paid or provided in accordance with the requirements of IRC §409A, including, without limitation, the imposition of a delay in the payment of cash or transfer of other benefits to Downes until a date that is six months after the date of Downes’ separation from service, as that term is defined in Treas. Reg. §1.409A-l(h), if Downes is determined to be a “specified employee” as defined under IRC §409A. Notwithstanding the foregoing or Section 4.5, in no event shall the Company be liable for all or any portion of any penalties, interest or other expenses that may be incurred by Downes on account of non-compliance with IRC §409A.
4.7
Indemnification and D&O Insurance. The Indemnification Agreement dated March 11, 2013 between Downes and the Company remains in full force and effect in accordance with its terms and will apply to Downes’ activities as an executive officer and as a consultant. During the Employment Term and Consulting Term, Downes shall remain as an insured individual under any applicable Company directors’ and officers’ insurance policy as the Company may have in place from time to time.
4.8
SEC Compliance. During the Employment Term and Consulting Term, Downes shall comply, to the extent applicable, with all requirements of Section 16 of the Securities Exchange Act of 1934 and the Company’s insider trading policies and procedures.
4.9
Return of Company Property. Upon the termination of the Consulting Term, Downes will promptly (1) return to the Company all Company property (e.g. laptops, tablets, mobile devices, equipment, security badge, phone, software, corporate credit card, keys); and (2) return or permanently delete all confidential Company information, including personally deleting or removing any and all Company information from all personal devices and databases and permanently disabling access to any Company repositories, databases or directories.
4.10
Update Social Media. Upon the termination of the Consulting Term, Downes will promptly update all of his social media accounts to accurately reflect his Company dates of service.
4.11
Reimbursements. Prior to the termination of the Employment Term and the Consulting Term, Downes will promptly submit all reimbursement requests to the Company.
ARTICLE 5

Restrictive Covenants
5.1
Confidentiality; Non-Solicitation. The Parties agree that the confidentiality, non- solicitation and other obligations contained in the Employee Confidentiality and Innovation Assignment Agreement, dated May 31, 2017, between Downes and the Company (the “Employee Confidentiality Agreement”) remain in full force and effect. The Employee Confidentiality Agreement is incorporated herein by reference. This Agreement, including Downes’ confidentiality obligations and the nondisparagement obligations of Section 5.5, shall not be interpreted to, and shall not have the purpose or effect of, preventing Downes from disclosing or discussing conduct that constitutes discrimination or harassment prohibited by Oregon statues ORS 659A.030, ORS 659A.082, or ORS 659A.112, including conduct that constitutes sexual assault, that is related to or arising in any way out of the workplace or Downes’ employment with the Company. Further, nothing in this Agreement shall be interpreted to prevent Downes from disclosing the existence of this Agreement or the amount paid to Downes pursuant to this Agreement.
5.2
Noncompete. Downes hereby agrees that during the Consulting Term, he shall not own, control, operate or be an employee of, and shall not perform services whether as an employee, officer, director, advisor, or consultant and whether paid or unpaid, for any person that engages in the Business in North America, the Middle East, Europe or Brazil unless expressly agreed to in writing by the Company. Nothing herein shall prohibit Downes from owning an interest of less than 5% of a corporation traded on a public exchange that is engaged in railcar manufacturing or leasing. “Business” means designing, manufacturing and marketing railcars and railroad freight equipment in North America, the Middle East, Europe or Brazil, the provision of freight car wheel services and the manufacturing of railcar component parts, railcar repair, railcar refurbishment, railcar maintenance and retrofitting, the leasing of railcars and the provision of railcar management services.
5.3
No Diversion of or Interference with Business Opportunities. As a condition of Downes’ consulting arrangement under Article 2 of this Agreement and other benefits and payments described in this Agreement, from the Execution Date through one (1) year after the Consulting Term, Downes agrees not to divert to his own use or benefit or the use or benefit of others, or otherwise interfere with in any manner whatsoever, any business opportunities involving any customer of the Company of which he is aware or should be aware after reasonable inquiry.
5.4
Publicity. Except as otherwise required by law, the parties agree to work together regarding any public announcement related to this Agreement and the covenants herein. The parties will cooperate and coordinate messaging and issuance of any press release, including internal communication regarding Downes’ ongoing role and transition within the Company.
5.5
Non-Disparagement. Downes agrees not to disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business relationships or personal reputations. This Section does not prohibit, and it is not intended to discourage, any communications or disclosures required by law, or disclosures about unlawful acts in the workplace as described in Section 5.1. Downes acknowledges and agrees that Downes qualifies as a supervisor under the National Labor Relations Act. Downes acknowledges and agrees that Downes’ position included the authority, in the interest of the Company, to hire, transfer, suspend, lay off, recall, promote, discharge, assign, reward, or discipline other employees, or to have responsibility for them, or to adjust their grievances, or effectively to recommend such action. Downes further acknowledges and agrees that Downes’ exercise of such authority is not of a merely routine or clerical nature but requires the use of Downes’ independent judgment.
5.6
Cooperation. Downes agrees that during and after his Employment Term and Consulting Term, Downes will cooperate with the Company in responding to the reasonable requests of the Board, the Company or its General Counsel, in connection with outstanding projects that commenced while he was employed including, without limitation, during the Employment Term and Consulting Term and any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Downes’ cooperation necessary or desirable. In such matters, Downes agrees to provide the Company with reasonable advice, assistance, and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Downes also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Downes in connection with any such legal proceedings, unless Downes is expressly prohibited by law from so doing. The Company will reimburse Downes for reasonable out-of-pocket expenses incurred by Downes as a result of his cooperation with the obligations described in this Section, within 30 days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures.

5.7
Survival of Undertakings and Injunctive Relief.
5.7.1
Survival. The provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and 5.8 shall survive the expiration of Downes’ employment and/or consulting engagement, or the earlier termination of this Agreement (irrespective of the reasons therefore) and, in the case of Sections 5.2 and 5.3 the obligations set forth therein shall expire in accordance with their respective terms, provided, that, in the event of any proven violation of Sections 5.2 or 5.3, Downes agrees that, if applicable, the time periods set forth in such sections shall be extended by the period of such violation.
5.7.2
Injunctive Relief. Downes acknowledges and agrees that the restrictions imposed upon him by this Article 5 and the purpose of such restrictions are reasonable and are designed to protect the continued success of the Company without unduly restricting Downes’ future employment by himself or others. Furthermore, Downes acknowledges that, in view of the necessity of the restrictions contained in this Article 5 any violation of any provision of this Article 5 hereof would cause irreparable injury to the Company with respect to the resulting disruption in its operations. By reason of the foregoing, Downes consents and agrees that if he violates any of the provisions of this Article 5, the Company shall be entitled, in addition to any other remedies that it may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining Downes from committing or continuing any violation of such sections of this Agreement.
5.8
References to the Company. All references to the Company in this Article 5 shall be deemed to include any subsidiary, parent, successor in interest, or other affiliate of the Company.
ARTICLE 6

Release of Claims
6.1
Release. In exchange for and in consideration of the payments, benefits, and other commitments described herein, including but not limited to Downes’ consulting engagement with the Company, as provided by Article 2, and payments as provided in Article 3, Downes, for himself and for each of his heirs, family members, executors, administrators, agents and assigns, hereby fully releases, acquits and forever discharges the Company and its subsidiaries, affiliates, officers, directors, shareholders, employees, agents and attorneys, both past and present, from any and all, both past and present, claims, liabilities, causes of action, demands to any rights, damages, costs, attorneys’ fees, expenses and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Downes may now have, has ever had, or hereafter may have, relating directly or indirectly to his employment with the Company or its subsidiaries and/or his termination of or change in employment that arose prior to the date Downes executes this Agreement. Downes also releases any and all other claims Downes may have that arose prior to the date of this Agreement and hereby specifically waives and releases all claims, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the Workers Adjustment and Retraining Notification Act;

the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Family and Medical Leave Act; the Employee Retirement Income Security Act; the National Labor Relations Act; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act (GINA); all as amended, and any and all similar state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, an express or implied employment contract, covenant of good faith and fair dealing or other statute, contract, breach of fiduciary duty, fraud, misrepresentation, defamation or other theory. Notwithstanding the foregoing, Downes is not waiving any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding, and nothing in this Agreement prohibits or restricts Downes (or Downes’ attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances; however, Downes hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, provided that nothing in this Agreement limits Downes’ right to receive an award for information provided to the SEC staff or any other securities regulatory agency in accordance with Exchange Act Rule 21F-3. Nothing in this Section 5.1 shall release any rights Downes may have to benefits vested prior to the date hereof in the Company’s Nonqualified Deferred Compensation Plan or 401(k) plan. This release includes a release of all claims under the Age Discrimination in Employment Act (“ADEA’’), and, therefore, pursuant to the requirement of the ADEA, Downes acknowledges that he has been advised in writing that: (a) this release includes, but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this release; (b) Downes should consult with an attorney before executing this release; (c) Downes has up to twenty-one (21) days within which to consider this release; (d) Downes has seven (7) days following execution of this release to revoke this release and this Agreement; and (e) this release of claims under the ADEA shall become effective and enforceable on the eighth day after Downes signs and delivers this Agreement to the Company’s General Counsel. Nothing in this release prevents or precludes Downes from challenging, or seeking a determination in good faith of, the validity of this waiver under the ADEA or the Older Workers’ Benefit Protection Act (nor does it impose any condition precedent, penalties or cost for doing so, unless specifically authorized by federal law), or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.
6.2
Release at Completion of Employment Term. In consideration of this Agreement, the consulting agreement and payments set forth herein, Downes agrees, at the completion of the Employment Term, to provide a signed comprehensive release of claims against the Company and its affiliates as of such date in substantially the form attached as Exhibit A to this Agreement, as may be amended by the Company in its reasonable discretion to reflect changes in applicable laws.
ARTICLE 7

Miscellaneous
7.1
Assignment and Transfer. Downes’ rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.
7.2
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Oregon, which is the state in which Downes resides as of the Execution Date, without regard to conflict of law principles.
7.3
Entire Agreement. Except as specifically set forth below, this Agreement, together with the Indemnification Agreement and the Employee Confidentiality Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof. Effective as of the Transition Date, Downes’ existing Change of Control Agreement with the Company shall terminate.
7.4
Amendment. This Agreement may be amended only in writing signed by Downes and by a duly authorized executive officer of the Company, provided that the Company may amend the Agreement in its sole discretion to the extent such amendment would not be adverse to Downes and will timely provide Downes a copy of such amendment.
7.5
Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.
7.6
Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when delivered in person, or sent by certified or registered mail, with postage prepaid, to Downes’ residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.
7.7
Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment and/or consulting relationship, either during the existence of the employment and/or consulting relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be litigated solely in state or federal court in Multnomah County, Oregon. Each party (a) submits to the jurisdiction of such court, (b) waives the defense of an inconvenient forum, (c) agrees that valid consent to service may be made, in the case of the Company, by mailing or delivery of such service to the Company’s registered agent as set forth on the Oregon Secretary of State’s website or, in the case of Downes, to Downes’ last known address.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

THE GREENBRIER COMPANIES, INC.
By: /s/ Adrian J. Downes	/s/ Christian M. Lucky
Title:	Senior Vice President, Chief Legal and Compliance Officer
Dated: April 2, 2024	Dated: April 2, 2024

EXHIBIT A
RELEASE OF CLAIMS

Adrian J. Downes, for himself and each of his heirs, family members, executors, administrators, agents and assigns (“Downes”) hereby fully releases, acquits and forever discharges The Greenbrier Companies, Inc., (“Greenbrier”) its subsidiaries, affiliates, officers, directors, shareholders, employees, agents and attorneys, both past and present (collectively, the “Released Parties” and individually, a “Released Party”) from any and all, both past and present, claims, liabilities, causes of action, demands to any rights, damages costs, attorneys’ fees, expenses and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Downes may now have, has ever had, or hereafter may have, relating directly or indirectly to his employment with Greenbrier or its subsidiaries and/or his termination of or change in employment that arose prior to the date Downes signs this release.

Downes also releases any and all other claims Downes may have that arose prior to the date of this Release and hereby specifically waives and releases all claims against any Released Party, including without limitation those arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Family and Medical Leave Act; the Employee Retirement Income Security Act; the National Labor Relations Act; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act (GINA); all as amended, and any and all similar state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, an express or implied employment contract, covenant of good faith and fair dealing or other statute, contract, breach of fiduciary duty, fraud, misrepresentation, defamation or other theory. Notwithstanding the foregoing, Downes is not waiving any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding, and nothing in this Agreement prohibits or restricts Downes (or Downes’ attorney) from initiating communications directly with, responding to.an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances; however, Downes hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, provided that nothing in this Agreement limits Downes’ right to receive an award for information provided to the SEC staff or any other securities regulatory agency in accordance with Exchange Act Rule 21F-3. Nothing in this Release shall release any rights Downes may have to benefits vested prior to the date hereof in the Company’s Nonqualified Deferred Compensation Plan or 401(k) plan. Without limitation, this release includes a release of all claims with respect to the forfeiture of RSUs.

This release includes a release of all claims under the Age Discrimination in Employment Act (“ADEA’’), and, therefore, pursuant to the requirement of the ADEA, Downes acknowledges that he has been advised in writing that: (a) this release includes, but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this release; (b) Downes should consult with an attorney before executing this release; (c) Downes has up to twenty-one (21) days within which to consider this release; (d) Downes has seven (7) days following execution of this release to revoke this release; and (e) this release of claims under the ADEA shall become effective and enforceable on the eighth day after Downes signs and delivers this Agreement to the Company’s General Counsel. Nothing in this release prevents or precludes Downes from challenging, or seeking a determination in good faith of, the validity of this waiver under the ADEA or the Older Workers’ Benefit Protection Act (nor does it impose any condition precedent, penalties or cost for doing so, unless specifically authorized by federal law), or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

Adrian J. Downes
Dated: